			EX 99.1
		Biscayne Bancshares, Inc.

News Release	Contacts:	Barbara Thompson	Tom Lumpkin
For Immediate Release		919.716.2716	305.447.5052
Nov. 16, 2018		First Citizens Bank	Biscayne Bancshares, Inc.

FIRST CITIZENS BANK, BISCAYNE BANCSHARES, INC.
ANNOUNCE MERGER AGREEMENT

RALEIGH, N.C., and COCONUT GROVE, Fla. - First-Citizens Bank & Trust Company (known as First Citizens Bank) and Biscayne Bancshares, Inc. (“Biscayne Bancshares”) announced today the signing of a definitive merger agreement. Biscayne Bancshares provides deposit and loan services through its subsidiary, Biscayne Bank.
The agreement provides for the acquisition of Coconut Grove, Fla.-based Biscayne Bancshares by First Citizens Bank, which is headquartered in Raleigh, N.C. The announcement was made jointly by Frank B. Holding Jr., chairman and chief executive officer of First Citizens Bank, and Lorie Yarchin, chief executive officer of Biscayne Bancshares.
The agreement has been approved by the boards of directors of both companies. The transaction is anticipated to close during the first or second quarter of 2019, subject to the receipt of regulatory approvals, the approval of Biscayne Bancshares' shareholders, and the satisfaction of other customary closing conditions. Under the terms of the agreement, cash consideration of $25.05 per share will be paid to the shareholders of Biscayne Bancshares for each share of its common stock.
As of Sept. 30, 2018, Biscayne Bancshares reported $990 million in consolidated assets, $746 million in deposits and $834 million in loans.
Biscayne Bank opened in 2005 and is a state-chartered, full-service commercial bank with four offices, two in Coconut Grove, one in Doral and one in South Miami.
Customers should bank as they normally do at their existing branches, which will become part of First Citizens upon the completion of the merger.
Frank B. Holding Jr., chairman and chief executive officer of First Citizens, said: “First Citizens has served individuals and businesses in Florida for 20 years, and this agreement will complement our growing presence in the state. Joining together with a bank like Biscayne - that also has a deep commitment to service excellence -will also allow us to enhance our banking efforts and create value for shareholders and customers alike.”

Lorie Yarchin, chief executive officer of Biscayne Bank, said: “We’re pleased with this opportunity to combine with First Citizens, which has a long and proud 120-year history. Like Biscayne Bank, First Citizens has a strong culture of serving its customers, employees and communities. Together we can leverage our combined market knowledge and expertise and expand upon what each company has established to be even more successful.”

First Citizens Bank operates more than 500 locations across the country with 28 branches in Florida - 15 as First Citizens Bank and 13 as HomeBanc, a division of First Citizens Bank. First Citizens Bank offices are located in southwest (Collier and Lee counties), northeast (Duval and St. Johns counties) and southeast (Martin, Palm Beach, Broward and Dade counties, including a branch in Coral Gables) Florida. Its HomeBanc division offices are located in the greater Tampa, Sarasota and Orlando areas. First Citizens completed its merger with Tampa-based HomeBanc on May 1, 2018.

Keefe, Bruyette & Woods, Inc. acted as financial advisor and rendered a fairness opinion to the Board of Directors of Biscayne Bancshares in connection with this transaction. Ward and Smith, P.A., represented First Citizens in the transaction; Smith Mackinnon, P.A. represented Biscayne Bancshares.

Additional Information

In connection with the proposed merger, Biscayne Bancshares will prepare and send a proxy statement to each of its shareholders in connection with a meeting of its shareholders at which shareholders will vote on approval of the merger. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THAT DOCUMENT, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

About First Citizens Bank

Founded in 1898 and headquartered in Raleigh, N.C., First Citizens Bank serves customers at more than 500 branches in 19 states. First Citizens Bank is a wholly owned subsidiary of First Citizens BancShares, Inc. (Nasdaq: FCNCA), which has $35 billion in assets as of Sept. 30, 2018. For more information, call toll free 1.888.FC DIRECT (1.888.323.4732) or visit www.firstcitizens.com. First Citizens Bank. Forever First®.

About Biscayne Bancshares, Inc. and Biscayne Bank

Biscayne Bank is the wholly owned subsidiary of Biscayne Bancshares, Inc., a registered bank holding company. Biscayne Bank is a state-chartered full-service commercial bank that has been serving South Florida since 2005. With offices in Coconut Grove, Doral and South Miami, Biscayne Bank delivers highly personalized services to individuals, families and businesses in the region and to international customers with interests in South Florida. For more information, visit www.biscaynebank.com
Disclosures About Forward Looking Statements
This Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of Biscayne Bancshares and First Citizens Bank and their managements about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those described in the statements. Forward-looking statements in this Press Release include statements regarding Biscayne Bancshares’ and First Citizens Bank’s expectations regarding the benefits of the merger, and when the merger will be completed. The accuracy of such forward-looking statements could be affected by factors beyond Biscayne Bancshares’ and First Citizens Bank’s control, including, but not limited to, delays in the receipt of regulatory and shareholder approvals that must be received before the merger may be completed, delays in the satisfaction or waiver of other conditions to the consummation of the merger, and difficulties experienced in the integration of the businesses of Biscayne Bancshares’ and First Citizens Bank. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements will be discussed in Biscayne Bancshares’ proxy statement for its special meeting of shareholders. Biscayne Bancshares and First Citizens Bank undertake no obligation to revise or update these statements following the date of this Press Release.